EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000
Park-Ohio Pre-Tax Earnings Up in 2007
     CLEVELAND, OHIO, March 11, 2008 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its fourth quarter and year ended December 31, 2007.
FULL YEAR RESULTS
     Park-Ohio reported net sales of $1,071.4 million for 2007, a 1% increase compared to net sales of $1,056.2 million for 2006. Park-Ohio reported net income of $21.2 million, or $1.82 per share dilutive, for 2007, compared to $24.2 million, or $2.11 per share dilutive, for 2006. Net income in 2006 was increased by the reversal of $5.0 million of the Company’s deferred tax asset valuation allowance. Net sales, net income and EPS in 2007 were adversely impacted by $18.0 million, $2.6 million and $.23 per share dilutive, respectively, due to reduced percentage of completion on long-lead industrial equipment contracts, resulting from changes in computation methodology.
FOURTH QUARTER RESULTS
     Park-Ohio reported net sales of $247.8 million for fourth quarter 2007, an 8% decrease compared to sales of $270.4 million for fourth quarter 2006. Park-Ohio reported net income of $3.9 million, or $.34 per share dilutive, for fourth quarter 2007, compared to net income of $10.8 million, or $.94 per share dilutive, for fourth quarter 2006. Net income in fourth quarter 2006 was increased by the reversal of $5.0 million of the Company’s deferred tax asset valuation allowance. Net sales, net income and EPS in fourth quarter 2007 were adversely impacted by $18.0 million, $2.6 million and $.23 per share dilutive, respectively, due to reduced percentage of completion on long-lead industrial equipment contracts, resulting from changes in computation methodology.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We are pleased to have achieved double-digit growth in pre-tax earnings; although we are disappointed to have reported earnings below our expected profitability for 2007. This was caused by a change identified in the recent audit process, which altered the way we calculate percentage of completion in the rapidly growing industrial equipment businesses of our Manufactured Products segment. This change does not affect the underlying revenue or profitability of the business, but does delay recognition of revenue and earnings closer to shipment of long-lead industrial equipment when we outsource segments of the manufacturing process. These orders can take anywhere from a few months to as long as 20 months to produce.
     We believe that our prior methodology more accurately depicted the operational performance of the business, but have followed our outside auditor’s guidance on this matter. This shifted revenue and earnings from late 2007 into future periods. We are working hard to minimize the long-term impact of this recent change, and we expect to recapture this deferral.
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     From an operations and cash perspective, 2007 was an excellent year for our industrial equipment businesses, and we expect them to grow in 2008. Going forward, this change will make Manufactured Products segment revenues and earnings lumpier and harder to forecast accurately by quarter.
     We believe Park-Ohio is well positioned with its diversity and global markets, despite concerns over uncertainty in pockets of the US economy, raw material prices, and the timing of large industrial equipment orders. Accordingly, we expect to generate diluted earnings per share of $2.10 to $2.25 in 2008.”
Table 1: Recent History of EPS, EBIT and Revenue

	Year ended December 31,
	2004	2005	2006	2007

Dilutive EPS, GAAP, as reported	$1.27	$2.70	$2.11	$1.82
Dilutive EPS, fully taxed(A)	$1.07	$1.58	$1.62	$1.82
Operating Income (EBIT) — [$ in millions]	$49.0	$53.5	$58.7	$62.7

Revenue	$808.7	$932.9	$1.056	$1.072
	(million)	(million)	(billion)	(billion)
(Note A) Reconciliation to GAAP
(In Millions, except EPS)

	Year ended
	December 31,
	2004	2005	2006	2007

Net Income (Loss), GAAP, as reported:	$14.2	$30.8	$24.2	$21.2

Less: Reversal of Tax Valuation Allowance(1)		(7.3)	(5.0)

Plus: Add’l Income Tax to 32% Rate before Reversal(2)	(2.2)	(5.5)	(0.6)

Net Income, fully-taxed	$12.0	$18.0	$18.6	$21.2

Number of Dilutive Shares (millions)	11.2	11.4	11.46	11.65

Dilutive EPS, fully-taxed	$1.07	$1.58	$1.62	$1.82

The Company presents fully-taxed net income and EPS reflecting equalized tax rates to facilitate comparison between periods.
(1)	Net income in fourth quarter 2006 and 2005 included the reversal of $5.0 million and $7.3 million, respectively, of the Company’s deferred tax asset valuation allowance, substantially eliminating this allowance. Based on strong recent and projected earnings, the Company has determined that it is more likely than not that this deferred tax asset will be realized. The tax valuation allowance reversal resulted in an increase to net income for the fourth quarter of each year.
(2)	In 2006, following the reversal of a portion of its deferred tax valuation allowance, the Company began recording a quarterly provision for federal income taxes. For 2007, the Company’s effective income tax rate was 32%, compared to 30%, 11% and 19% for 2006, 2005 and 2004, respectively, excluding the tax valuation allowance reversal. Park-Ohio’s net operating loss carry-forward precluded the payment of most cash federal income taxes in 2006 and 2007, and should similarly preclude such payments in 2008 and substantially reduce them in 2009.
     A conference call reviewing Park-Ohio’s fourth quarter results will be broadcast live over the Internet on Wednesday, March 12, commencing at 9:00 am Eastern Time. Simply log on to http://www.pkoh.com.
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     Park-Ohio is a leading provider of supply management services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 51 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$247,815	$270,405	$1,071,441	$1,056,246
Cost of products sold	211,924	233,056	912,337	908,095

Gross profit	35,891	37,349	159,104	148,151
Selling, general and administrative expenses	24,142	23,925	98,679	90,296
Restructuring and impairment items	0	(809)	0	(809)
Gain on sale of assets held for sale	0	0	(2,299)	0

Operating income	11,749	14,233	62,724	58,664
Interest expense	7,265	8,097	31,551	31,267

Income before income taxes	4,484	6,136	31,173	27,397
Income taxes	568	(4,649)	9,976	3,218

Net income	$3,916	$10,785	$21,197	$24,179

Amounts per common share:
Basic	$0.35	$0.98	$1.91	$2.20
Diluted	$0.34	$0.94	$1.82	$2.11

Common shares used in the computation:
Basic	11,184	11,029	11,106	10,997
Diluted	11,679	11,491	11,651	11,461

Other financial data:
EBITDA, as defined	$16,871	$20,701	$83,049	$80,057

Note A—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$3,916	$10,785	$21,197	$24,179
Add back:
Income taxes	568	(4,649)	9,976	3,218
Interest expense	7,265	8,097	31,551	31,267
Depreciation and amortization	4,687	5,940	20,469	20,037
Restructuring and other unusual items	0	(9)	0	(9)
Gain on the sale of assets held for sale	0	0	(2,299)	0
Miscellaneous	435	537	2,155	1,365

EBITDA, as defined	$16,871	$20,701	$83,049	$80,057

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	December 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$14,512	$21,637
Accounts receivable, net	172,357	181,893
Inventories	215,409	223,936
Deferred tax assets	21,897	34,142
Unbilled contract revenue	24,817	16,886
Other current assets	15,232	7,332

Total Current Assets	464,224	485,826

Property, Plant and Equipment	266,222	248,065
Less accumulated depreciation	160,665	146,980

Total Property Plant and Equipment	105,557	101,085

Other Assets
Goodwill	100,997	98,180
Net assets held for sale	3,330	6,568
Other	95,081	92,092

Total Other Assets	199,408	196,840

Total Assets	$769,189	$783,751

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$121,875	$132,864
Accrued expenses	67,007	78,264
Current portion of long-term liabilities	4,403	5,873

Total Current Liabilities	193,285	217,001

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	145,400	156,700
Other long-term debt	2,287	4,790
Deferred tax liability	22,722	32,089
Other postretirement benefits and other long-term liabilities	24,017	24,434

Total Long-Term Liabilities	404,426	428,013

Shareholders’ Equity	171,478	138,737

Total Liabilities and Shareholders’ Equity	$769,189	$783,751

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
NET SALES

Supply Technologies	$127,461	$148,598	$531,417	$598,228
Aluminum Products	37,280	33,750	169,118	154,639
Manufactured Products	83,074	88,057	370,906	303,379

	$247,815	$270,405	$1,071,441	$1,056,246

INCOME BEFORE INCOME TAXES

Supply Technologies	$6,755	$8,934	$27,175	$38,383
Aluminum Products	(265)	(397)	3,020	3,921
Manufactured Products	10,506	9,049	45,798	28,991

	16,996	17,586	75,993	71,295
Corporate and Other Costs	(5,247)	(3,353)	(13,269)	(12,631)
Interest Expense	(7,265)	(8,097)	(31,551)	(31,267)

	$4,484	$6,136	$31,173	$27,397